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                                                                    Exhibit 12.1

               CITADEL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands except ratios)

                                                   Nine Months
                                                     Ended                             Year Ended December 31
                                                   September 30,     ----------------------------------------------------------
                                                      1999           1998          1997         1996          1995         1994
                                                   -------------     ----          ----         ----          ----         ----
Earnings:
     Income (loss) from continuing operations
      before income taxes                              (5,428)      (5,317)       (6,054)      (1,997)       (4,376)      (5,511)
     Fixed charges                                     29,612       33,589        20,208        6,518         5,488        5,075
     Preference security dividend requirements        (11,323)     (14,586)       (6,633)          --            --           --

     Earnings as adjusted (A)                          12,861       13,686         7,521        4,521         1,112         (436)
Fixed Charges:
     Interest expense                                  17,502       18,126        12,872        6,155         5,242        4,866
     Interest portion of rental expense (1)               787          877           703          363           246          209
     Preference security dividend requirements         11,323       14,586         6,633           --            --           --

     Total fixed charges (B)                           29,612       33,589        20,208        6,518         5,488        5,075

Ratio of earnings to fixed charges
     (A) divided by (B)                                  0.43         0.41          0.37         0.69          0.20        (0.09)
Deficiency of earnings to cover fixed charges
     (A) minus (B)                                    (16,751)     (19,903)      (12,687)      (1,997)       (4,376)      (5,511)
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(1)  Management of the Company believes approximately 33% of rent expense is a reasonable estimate of the interest portion of rental expense